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                                                                    EXHIBIT 23.3



CONSENT OF INDEPENDENT AUDITORS



We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of InterWest Bancorp, Inc. for the registration of its shares of common stock related to the planned merger with Puget Sound Bancorp, Inc. and to the incorporation by reference therein of our report dated November 7, 1996, with respect to the consolidated financial statements of InterWest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.

Seattle, Washington
October 30, 1997


/s/ Ernst & Young, LLP